EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-19180 of Analysts International Corporation on Form S-8 of our report dated May 27, 2004, appearing in this Annual Report on Form 11-K of the Analysts International Corporation Savings and Investment Plan, for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 28, 2004